Exhibit 99.1

NEWS RELEASE

Cardtronics Announces Expanded Credit Facility and Redemption of 2022 Notes

HOUSTON, November 19, 2018 — Cardtronics plc (Nasdaq: CATM) (“Cardtronics” or the Company”) today announced that it has entered into an amended and restated revolving credit facility (“new credit facility”). Under the new credit facility, the Company now has committed borrowing capacity of up to $600 million, with the potential to increase the borrowing capacity by an additional $100 million subject to approval by lenders. The new credit facility includes an extended term through November 2023 and offers additional flexibility with an expanded borrowing capacity and generally improved financial terms and covenants, which allow for greater growth and capital allocation opportunities.

In conjunction with the execution of the new credit facility, the Company also sent a call notice to the trustee of its outstanding $250 million 5.125% senior notes due 2022 (“2022 Notes”). To redeem and retire these notes, the Company will pay a call premium of $6.4 million on December 19, 2018 along with accrued and unpaid interest through this date.

The Company plans to fund the redemption of the 2022 Notes with borrowings under the new credit facility. The majority of the expected borrowings necessary to retire the 2022 Notes will be in British pounds, as the Company currently generates a significant portion of its cash flow in this currency. As a result of these financing activities, the Company anticipates that the net pre-tax cash interest savings will be approximately $8-9 million in 2019, as compared to its cash interest expense outlook for 2018.

This press release does not constitute a notice for redemption of the 2022 Notes.

About Cardtronics (Nasdaq: CATM)

Cardtronics is the trusted leader in financial self-service, enabling cash transactions at approximately 230,000 ATMs across 10 countries in North America, Europe, Asia-Pacific, and Africa.  Leveraging our unmatched scale, expertise and innovation, top-tier merchants and businesses of all sizes use our ATM solutions to drive growth, in-store traffic, and retail transactions.  Financial services providers rely on Cardtronics to deliver superior service at their own ATMs, on Cardtronics’ ATMs where they place their brand, and through Cardtronics’ Allpoint Network, the world’s largest surcharge-free ATM network, with over 55,000 locations.  As champions of cash, Cardtronics converts digital currency into physical cash, driving payments choice for businesses and consumers alike.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based upon Cardtronics’ current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Cardtronics plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future capital expenditures and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in operating risks, liquidity risks, legislative developments and other risk factors and known trends and uncertainties as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017 and Current Reports on Form 8-K. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Cardtronics’ actual results and plans could differ materially from those expressed in the forward-looking statements. Cardtronics undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact Information

Media Relations	Investor Relations
Susannah Moore Griffin	Brad Conrad
Communications Manager	EVP - Treasurer
832-308-4392	832-308-4975
sgriffin@cardtronics.com	ir@cardtronics.com

Cardtronics is a registered trademark of Cardtronics plc and its subsidiaries

All other trademarks are the property of their respective owners.

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